SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 12 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 19, 1998


                                 Reno Air, Inc.
               (Exact Name of Registrant as Specified in Charter)


        Nevada                 0-20360                88-0259913
(State or Other Juris-      (Commission File   (IRS Employer Identification No.)
diction of Incorporation)        Number)

                              220 Edison Way, Reno,
                                  Nevada 89502
              (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (702) 954-5000

------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

                                Page 1 of 5 Pages
                       (Exhibit Index appears on page 5)

Item 5.   Other Events.

          On November 19, 1998, Reno Air, Inc., a Nevada corporation (the "Company"), announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 19, 1998, by and among the Company, American Airlines, Inc., a Delaware corporation ("American"), and Bonanza Acquisitions, Inc., a Nevada corporation and a wholly-owned subsidiary of American ("Purchaser"), pursuant to which American will acquire the Company in a two-step transaction.

          To implement the Merger Agreement, Purchaser will promptly commence a cash tender offer to acquire all the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Common Stock") at a cash price of $7.75 per share (the "Common Stock Offer") and a cash tender offer to acquire all the issued and outstanding shares of Series A Cumulative Convertible Exchangeable Preferred Stock, par value $.001 per share, of the Company (the "Preferred Stock") at an initial cash price of $27.50 per share and thereafter declining as provided in the Merger Agreement, plus accrued dividends (the "Preferred Stock Offer"; and together with the Common Stock Offer, the
"Offers"). Purchaser's obligation to purchase shares of Common Stock tendered pursuant to the Common Stock Offer will be subject to the satisfaction of customary conditions, including the tender of at least a majority of the outstanding shares of Common Stock and the expiration or termination of the Hart-Scott-Rodino waiting period. Although Purchaser's obligation to complete the Common Stock Offer is not conditioned upon the successful completion of the Preferred Stock Offer, Purchaser's obligation to complete the Preferred Stock Offer is conditioned on the successful completion of the Common Stock Offer. The Merger Agreement may be terminated by either party if the Common Stock Offer is not consummated on or prior to June 30, 1999.

          If the Common Stock Offer is successfully completed, Purchaser will be merged with and into the Company (the "Merger"), with the Company becoming a wholly-owned subsidiary of American. Consummation of the Merger is subject to the approval of the Company's stockholders. American and Purchaser have agreed in the Merger Agreement to vote all shares of Common Stock and Preferred Stock purchased in the Offers in favor of the Merger. In the Merger, the shares of Common Stock not tendered in the Common Stock Offer will be converted into the right to receive the cash amount payable in the Common Stock Offer. If the holders of at least 66 2/3% of the outstanding shares of Preferred Stock (including any shares purchased by Purchaser in the Preferred Stock Offer) vote in favor of the Merger, then the shares of Preferred Stock not tendered in the Preferred Stock Offer will be converted in the Merger into the right to receive the cash amount payable in the Preferred Stock Offer (subject to reduction as provided in the Merger Agreement); otherwise, the outstanding shares of Preferred Stock will remain issued and outstanding shares of Preferred Stock of the Company.

          The press release issued on November 19, 1998 by the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

(a)                 Not Applicable.

(b)                 Not Applicable.

(c)  Exhibit No.    Description

       (99.1)       Reno Air, Inc. Press Release, dated November 19, 1998.

                                   SIGNATURES



           Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     RENO AIR, INC.



Date:  November 19, 1998             By: /s/ Steven A. Rossum
                                     Name:  Steven A. Rossum
                                     Title: Senior Vice President,
                                     General Counsel, and Corporate Secretary

                                 RENO AIR, INC.

                   EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

                                     Exhibit


         (99.1)       Reno Air, Inc. Press Release, dated November 19, 1998.


             RENO AIR SIGNS MERGER AGREEMENT WITH AMERICAN AIRLINES

RENO, Nev., Nov. 19, 1998 - Reno Air, Inc. [(NASDAQ:RENO), (PCX:RNO)] announced today it has signed a definitive merger agreement with American Airlines under which American will acquire Reno Air. The merger agreement provides for a cash tender offer, which would commence no later than Wednesday, November 25, 1998 to acquire all of the outstanding common shares of Reno Air at $7.75 per share. In addition, American will also tender for all outstanding 9% Series A Cumulative Convertible Exchangeable Preferred Stock.

The board of directors of Reno Air has unanimously approved the merger the merger agreement on behalf of its stockholders and recommended that stockholders tender their shares pursuant to the offer.

The tender offer shall be conditional upon the valid tender of Reno Air shares representing a majority of the voting stock of Reno Air and the expiration or termination of the waiting periods under Hart-Scott-Rodino legislation relating to such mergers. American Airlines and Reno Air expect to close the transaction in the first quarter of 1999.

"The acquisition of Reno Air by American Airlines is the right decision for our shareholders, our employees and the communities we serve," said Joseph O'Gorman, chairman, president and CEO of Reno Air. "This merger will complement and enhance American's global airline network. The transaction will provide stability to our employees and offer our customers access to the world's largest network of airlines," continued O'Gorman.

Reno Air has had a marketing partnership with American since 1993 and operates 186 peak daily departures to 16 cities. The carriers said there is virtually no overlap on the routes served by American and Reno Air.

Reno Air expects to be integrated into American upon approval of the agreement after details of employee and fleet integration are decided.

                               ###

                  FOR MORE INFORMATION CONTACT:

Joanne Smith
Reno Air
702.954.5023
www.renoair.com